Exhibit (99.1)

EASTMAN KODAK COMPANY

Media Contact:
Christopher K. Veronda
585-724-2622
christopher.veronda@kodak.com

Cutbacks part of company's worldwide consolidations
X-RAY MANUFACTURING OPERATIONS
AT KODAK INDUSTRIE CHALON PLANT TO BE SHIFTED


     Chalon-sur-Saone, France, June 29 - Eastman Kodak
Company continues to implement a digital growth strategy that includes managing the decline of the traditional photographic business and building a highly competitive digital business model in consumer, commercial, and health businesses.

     This ongoing strategy reflects the structural and fundamental changes occurring worldwide in the imaging industry as digital technology becomes more popular in most industry segments, especially in developing countries.

     In its latest action responding to the overall decline in traditional film imaging, Kodak will continue to progressively withdraw manufacturing activities from the Chalon site by a job reduction program as announced today to the Chalon Works Council.

     Kodak will end x-ray film finishing operations at the site. The closure will affect about 300 jobs, and the operations will be transferred to other Kodak plants with available capacity.

     "We will work to smoothly implement these changes, so that customers can rely on the same high-quality x-ray film products they have always received from Kodak," said J.P.
Martel, president of Kodak Industrie.

     Martel emphasized that Kodak has intensified efforts to develop an industrial park, the Burgundy Region Industrial Park, at the Chalon site, helping secure positions for a significant number of employees through divestitures and by attracting new businesses to the site. He pointed to a number of recent successes in that regard and said that the total number of jobs preserved through these developments could reach 700.

     "We continue to work in close collaboration with the government authorities to develop the industrial park and recruit a wide variety of companies, building on our growing pattern of successes," he said.

     "The highly skilled, dedicated and experienced workforce at our Chalon site is proving to be very attractive to other companies that are looking at expansion opportunities in Europe," said Martel.

     Other companies that have already started operations at the industrial park or are planning to do so include:

        - Tournaire, a manufacturer of specialty plastic packaging.

        - Intertek, an analytical services provider.

        - Champion Chemtech Limited, a manufacturer of photographic and specialty chemicals.

        - Rave, supplier of internal logistics services to the industrial park.

        - Cofathec Gaz de France, operator of the industrial park's utilities.

     The decline in traditional imaging, especially in the consumer segment, has impacted all companies serving this industry, as reflected by announcements from other companies, including two that are exiting the photo business.

     Kodak Industrie said it would fulfill its contractual commitments to employees and implement a severance program.
This program could include a voluntary retirement and separation program, other opportunities for employee relocation within the industrial park and assistance for employees seeking new jobs. The company said that all employees would be treated fairly and with respect.

     Kodak is committed to strengthening its leading position in all segments of the worldwide imaging market by continuing to offer a full array of high-quality products and reliable services in the traditional and digital imaging markets. The company will also continue to maintain a significant presence to serve customers in France, an important market.

     Recent examples of Kodak's success in serving the French market include:

   - In the Consumer Digital Imaging business, Kodak is the worldwide leader in retail imaging kiosks and has installed nearly 2,000 Picture Maker kiosks in France to make it easy for consumers to print digital pictures. For easy digital prints at home, the Kodak EasyShare PP550 printer has been named "best of breed" by leading newsweekly Le Point and consumer computer weekly journal Micro Hebdo. Similarly, Kodak's digital cameras have been hailed for innovation and features. The new EasyShare V570 twin lens camera was acclaimed as "the year's first genuine innovation" by consumer computer monthly journal OVM. Chasseur d'Images called the camera "truly original" and the daily newspaper Metrol labeled it "the camera with two eyes."

   - Kodak's Health Group holds the #1 position in France in almost every category of film-based health imaging. Concurrently, Kodak's presence in the country's digital health-imaging market continues to grow, as evidenced by the Assistance Publique - Hopitaux de Paris project, where Kodak digital medical imaging systems are being installed through 20 main hospitals in Paris. Additional, the world headquarters and global manufacturing for the Trophy Radiologie subsidiary - a world leader in dental digital radiography systems - are based in a suburb of Paris. And the center of research and development for the Health Group's Information Management Solutions business is sited in Toulouse.

   - Kodak's Graphic Communications Group has market-leading status in the supply of pre-press equipment to the French printing industry, encompassing sophisticated workflow and proofing tools, printing plates, and computer-to-plate output devices. Kodak's high-speed digital printing technology is also in daily use by the CNAMTS*, the health branch of the French social security system and the largest producer of mail in France. CNAMTS chose Kodak Versamark equipment for the reliable and cost-effective production of more than 400 million documents a year.

          *Caisse Nationale d'Assurance Maladie des
          Travailleurs Salaries